EMPLOYMENT AGREEMENT

AGREEMENT made this 1st day of November 2012 (“Effective Date”) between Medistem, Inc., a Nevada corporation (the “Company”), and JOHN P. SALVADOR (the “Executive”).

ARTICLE I

DUTIES AND TERM

1.1	Employment

In consideration of their mutual covenants and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the Company agrees to employ Executive, and Executive agrees to remain in the employ of the Company, upon the terms and conditions herein provided.

1.2	Position and Responsibilities

(a)	Executive shall serve as the Chief Operations Officer of the Company reporting directly to the Chief Executive Officer (the “CEO”). Executive agrees to perform services commensurate with his position and involving duties of the scope, dignity and importance of a Chief Operations Officer as shall from time to time be assigned to him by the Board.

(b)	During the period of his employment hereunder, Executive shall devote his full time, attention, skill and efforts to the performance of his duties hereunder.

1.3	Term

The term of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue as provided herein, unless terminated by either party. The period from the Effective Date until the termination of Executive’s employment under this Agreement is referred to as the “Term”.

1.4	Travel

Executive agrees to travel as reasonably required in the performance of his duties hereunder.

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ARTICLE II

COMPENSATION

For all services rendered by Executive in any capacity during his employment under this Agreement, including, without limitation, services as a director, officer or member of any committee of the Board or of any subsidiary or affiliate of the Company, the Company shall compensate Executive as follows:

2.1	Base Salary

Commencing on the date of this agreement, the executive shall be entitled to an annual base salary of $200,000. In addition, the Board shall review Executive’s Salary annually or a committee designated by the Board and the Board or such committee may, in its discretion, increase, but not decrease, Executive’s then current Salary. Notwithstanding the foregoing, in the event the Company institutes a salary reduction program, which affects all of the Company’s employees by the same percentage, then Executive’s Salary may be reduced by such percentage. Executive’s Salary shall be paid in equal monthly installments. Executive’s salary as in effect from time to time is referred to in this Agreement as the “Salary.”

Notwithstanding the foregoing, Executive shall not accrue nor receive any salary until such time that (i) the Company closes a debt or equity financing in which the gross proceeds to the Company equals or exceeds $3 million; or (ii) completes a corporate partnership transaction that includes gross proceeds to the Company of at least $3 million to support the Company’s general and administrative expenses (each a “Qualified Transaction”). Executive further agrees to waive the minimum wage protection afforded under applicable federal and state regulations.

2.2	Annual Cash Incentive Awards

Executive shall be eligible to bonus payments at levels at least commensurate with bonuses paid to the Senior Executives, if any, as determined from time to time by the Board in its sole and absolute discretion (the “Annual Bonus”). Executive’s Annual Bonus will be paid in form and at the same time as bonuses are generally paid to the Senior Executives. For purposes of this Agreement, the term “Senior Executive” shall mean the five highest compensated employees of the Company determined in accordance with applicable SEC rules and regulations.

Provided, however, upon the closing of a Qualified Transaction, the Company shall pay Executive a bonus.

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2.3	Stock Based Awards

Executive shall be entitled to participate in all Company long term incentive programs extended to the Senior Executives generally at levels commensurate with Executive’s position.

In addition, the Board has agreed to award Executive an option to purchase an aggregate 500,000 shares of common stock of the Company (the “Options”). The per share exercise price of the Options shall be $0.35. The terms and conditions of the Options shall be set forth in a separate Incentive Stock Option Agreement substantially in the form attached hereto as Exhibit A.

2.4	Reimbursement of Business Expenses

The Company shall, in accordance with standard Company policies, pay, or reimburse Executive for, all reasonable travel and other expenses incurred by Executive in performing his obligations under this Agreement.

2.5	Vacations

Executive shall be entitled to 20 business days, excluding Company holidays, of paid vacation during each year of employment hereunder. Executive may accrue and carry forward unused vacation days from any particular year of this Agreement to the next as provided by federal and state regulations.

2.6	Additional Benefits

Commencing on the Compensation Commencement Date, Executive shall be entitled to participate in all employee benefit and welfare programs, plans and arrangements (including, without limitation, bonus, pension, profit-sharing, supplemental pension and other retirement plans, insurance, hospitalization, medical and disability benefits, travel or accident insurance plans) and fringe benefits, such as club dues and fees of professional organizations and associations, which are from time to time available to the Company’s employees.

ARTICLE III.

TERMINATION OF EMPLOYMENT

3.1	Death or Disability of Executive

(a)	This Agreement shall automatically terminate upon death of Executive.

If the Executive’s employment is terminated by his death, the Company shall within ten (10) days following the date of the Executive’s death, pay to the Executive’s designated beneficiary (ies) any amounts due to the Executive through the date of and as a result of his death, together with any other amounts to which the Executive is entitled pursuant to death benefit plans, programs and policies. In addition, all stock options, restricted stock awards and any other equity awards granted by the Company to the Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination.

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(b)	Disability

If in the written opinion of a qualified physician reasonably agreed to by the Company and the Executive, the Executive shall become unable to perform his duties hereunder due to Disability, the Company may terminate the Executive’s employment hereunder. As used in this Agreement, the term “Disability” shall mean inability of the Executive, due to physical or mental condition, to perform the essential functions of the Executive’s job, after consideration of the availability of reasonable accommodations, for more than 180 total calendar days during any period of 12 consecutive months.

3.2	By Executive

(i) The Executive may terminate his employment hereunder (A) for Good Reason, or (D) at any time after the date hereof by giving sixty (60) days prior notice of his intention to terminate.

(ii) For purposes of this Agreement, “Good Reason” shall mean (A) a failure by the Company to comply with any material provision of this Agreement (other than the Company’s payment obligations) which has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company, (B) the assignment to the Executive of any material duties inconsistent with the Executive’s position with the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities without the consent of the Executive, (C) without the consent of the Executive, a material reduction in employee benefits other than a reduction generally applicable to similarly situated executives of the Company, (D) without the consent of the Executive, relocation of the Company’s principal place of business outside a fifty (50) mile radius of San Diego, California, (E) any failure by the Company to pay the Executive Base Salary or any Incentive Bonus to which he is entitled under the Bonus Plan or hereunder which failure has not been cured within ten (10) days after notice of such noncompliance has been given by the Executive to the Company or any failure of the Compensation Committee to approve a Bonus Plan for any fiscal year, or (F) without the consent of the Executive, a failure by the Board of Directors to nominate the Executive for reelection as a director of the Company and any failure by the stockholders of the Company to reelect Executive as a director of the Board of the Company and any removal by the stockholders or the Board of Directors of the Executive from his positions as Chief Executive Officer, or as director of the Board of the Company, other than for Cause.

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3.3	By Company

The Company shall be entitled to terminate this Agreement at any time by giving notice to Executive.

(a)	In the event Executive is terminated for Cause (as defined below), Executive shall be entitled to receive accrued and vested benefits up to the date of termination and shall be promptly reimbursed for all business expenses properly incurred by Executive prior to the date of termination.

(b)	In the event Executive is terminated without Cause, Executive shall be entitled to receive accrued and vested benefits up to the date of termination and shall be promptly reimbursed for all business expenses properly incurred by Executive prior to the date of termination.

For purposes of this Agreement, the term “Cause” shall mean the occurrence of any of the following:

(a)	Executive’s gross and willful misconduct with regard to the Company which is materially injurious to the Company;

(b)	Executive has engaged in fraudulent conduct with respect to the Company’s business or in conduct of a criminal nature that will have an material adverse impact on the Company’s standing and reputation;

(c)	the continued and unjustified willful failure or willful refusal by Executive to attempt to perform the duties required of him by this Agreement (other than any such failure or refusal resulting from incapacity due to physical or mental illness) which willful failure or willful refusal is not cured within fifteen (15) days following (A) receipt by Executive of written notice from the Board specifying the factors or events constituting such willful failure or willful refusal, and (B) a reasonable opportunity for Executive to correct such deficiencies; or

(d)	Executive’s use of drugs and/or alcohol in material violation of the Company’s policy in effect on the Execution Date.

No event or condition described above shall constitute Cause unless (x) the Company first gives Executive a notice of termination no fewer than 30 days prior to the date of termination; and (y) Executive is provided the opportunity to appear before the Board, with or without legal representation at his election to present arguments on his own behalf.

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No act or failure to act on Executive’s part will be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was not adverse to the best interests of the Company.

ARTICLE IV

RESTRICTIVE COVENANTS

4.1	Confidentiality

(a)	Executive covenants and agrees to hold in strictest confidence, and not disclose to any person without the express written consent of the Company, any and all of the Company’s Proprietary Information, except as such disclosure may be required or desirable in connection with his employment hereunder. Further, this Section 4.1(a) shall not prevent Executive from disclosing Proprietary Information in connection with any litigation, arbitration or mediation to enforce this Agreement, provided that such disclosure is necessary or reasonably desirable for Executive to assert any claim or defense in such proceeding. In addition, this Section 4.1(a) shall not apply to Proprietary Information that Executive is required to disclose by applicable law, regulation or legal process. This covenant and agreement shall survive this Agreement and continue to be binding upon Executive after the expiration or termination of this Agreement, whether by passage of time or otherwise, so long as such information and data shall remain Proprietary Information.

(b)	Upon termination of this Agreement for any reason, Executive shall immediately turn over to the Company any Proprietary Information in his possession. Executive shall have no right to retain any copies of any material qualifying as Proprietary Information for any reason whatsoever after termination of his employment hereunder without the express written consent of the Company. Notwithstanding the foregoing, Executive shall be entitled to retain:

i.	papers and other materials of a personal nature, including, but not limited to, photographs, personal diaries, calendars and contact databases,

ii.	information showing his compensation or relating to reimbursement of expenses,

iii.	information that is required for the preparation of his personal income tax return,

iv.	documents provided to him in his capacity as a participant in any employee benefit plan, policy or program of the Company and

v.	this Agreement and any other agreement by and between him and the Company with regard to his employment or termination thereof.

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(c)	For purposes of this Agreement, “Proprietary Information” means and includes the following: the identity of clients or customers or potential clients or customer of the Company or its affiliates; any written, typed or printed lists, or other materials identifying the clients or customers of the Company or its affiliates; any financial or other information supplied by clients or customers of the Company or its affiliates; any and all data or information involving the Company, its affiliates, programs, methods, or contacts employed by the Company or its affiliates in the conduct of their business; any lists, documents, manuals, records, forms, or other material used by the Company or its affiliates in the conduct of their business; and any other secret or confidential information concerning the Company’s or its affiliates’ business or affairs. The terms “list,” “document” or other equivalents, as used in this subparagraph (c), are not limited to a physical writing or compilation but also include any and all information whatsoever regarding the subject matter of the “list” or “document,” whether or not such compilation has been reduced to writing. “Proprietary Information” shall not include any information which:

i.	is or becomes publicly available or generally known within the relevant trade or industry through no act or failure of Executive;

ii.	was or is rightfully learned by Executive from a source other than the Company before being received from the Company; or

iii.	becomes independently available to Executive as a matter of right from a third party, provided such third party is not to Executive’s knowledge subject to a confidentiality agreement with the Company. If only a portion of the Proprietary Information is or becomes publicly available, then only that portion shall not be Proprietary Information hereunder.

4.2	Non-Disparagement

During the Term and the Non-Competition Period, each party agrees not to disparage the other party.

4.3	Remedies

Executive acknowledges that the remedy at law for any breach or threatened breach of Sections 4.1, 4.2 and 4.3 will be inadequate and, accordingly, that the Company shall, in addition to all other available remedies (including without limitation, seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive relief or specific performance without any bond or other security being required of any court.

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4.4	Agreement Confidential

During the Term and the Competition Period, each party agrees not to disclose to any third party the conditions of Executive’s employment with the Company except as may be required in filings made pursuant to applicable law and the rules and regulations of the Securities and Exchange Commission; provided, Executive may disclose the terms of this Agreement to his accountants, attorneys, future and potential future employers and/or spouse, provided that they also agree to maintain the confidentiality of this Agreement.

4.5	Mitigation of Damages; Arbitration

(a)	The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expense which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee or performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 1274(d) or any successor provision thereto, for an obligation with a term equal to the length of such delay.

(b)	Any dispute or controversy arising from or relating to this Agreement and/or Executive’s employment or relationship with the Company shall be resolved by binding arbitration, to be held in San Diego County, California, or in any other location mutually agreed to by the Company and Executive in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Executive and the Company agree that, in the event a dispute arises that concerns this Agreement, if Executive is the Prevailing Party, Executive shall be entitled to recover all of his reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in connection with the dispute. A Prevailing Party is one who is successful on any significant substantive issue in the action and achieves either a judgment in such party’s favor or some other affirmative recovery.

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4.6	Successors; Binding Agreement

This Agreement shall be binding upon any successor to the Company and shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, beneficiaries, designees, executors, administrators, heirs, distributees, devisees and legatees.

4.7	Modification; No Waiver

This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any other term or condition.

4.8	Severability

The covenants and agreements contained herein are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements, if not material to the employment arrangement that is the basis for this Agreement, shall not affect the validity or enforceability of any other covenant or agreement contained herein. If, in any judicial proceedings, a court shall refuse to enforce one or more of the covenants or agreements contained herein because the duration thereof is too long, or the scope thereof is too broad, it is expressly agreed between the parties hereto that such duration or scope shall be deemed reduced to the extent necessary to permit the enforcement of such covenants or agreements.

4.9	Notices

All notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to the parties hereto at the following addresses:

If to the Company:

Medistem, Inc.

9255 Towne Centre Drive, Suite 450

San Diego, CA 92122

If to Executive, to the last address for Executive on the books of the Company.

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4.10	Assignment

This Agreement and any rights hereunder shall not be assignable to either party without the prior written consent of the other party; provided, the Company may only assign this Agreement to an acquirer of all or substantially all of the assets of the Company who has assumed all of the Company’s obligations hereunder in a writing delivered to Executive and otherwise complies with the provisions of this Agreement with regard to such assumption.

4.11	Entire Understanding

This Agreement constitutes the entire understanding between the parties hereto and no agreement, representation, warranty or covenant has been made by either party except as expressly set forth herein.

4.12	Executive’s Representations

Executive represents and warrants that neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates the provisions of any other agreement to which he is a party or by which he is bound.

4.14	Survivorship

Unless specifically stated to the contrary in this Agreement, the rights and obligations of Executive and Company intended to survive termination of Executive’s employment shall survive any termination of Executive’s employment or expiration of the Term.

4.14	Governing Law

This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of California applicable to contracts executed and wholly performed within such state.

4.15	Indemnification

The Company agrees to indemnify Executive pursuant to that certain Indemnification Agreement dated as of the date hereof.

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4.16	Counterparts

This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

4.17	Headings

The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY:

MEDISTEM, INC.,
a Nevada Corporation

By:	/s/________________________
Alan J. Lewis, Ph.D.
Chief Executive Officer

EXECUTIVE:

By:	/s/________________________
John P. Salvador

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